AVIATION SALES COMPANY

                       SPECIAL INCENTIVE COMPENSATION PLAN

         1. PURPOSES. This Aviation Sales Company Special Incentive Compensation Plan (the "Plan") is intended to provide an incentive for certain senior management employees of Aviation Sales Company, a Delaware corporation, and its subsidiaries (collectively, the "Company").

         2. ADMINISTRATION. This Plan shall be administered by the Compensation Committee of the Board of Directors of the Company, or if there is no Compensation Committee, by the Board of Directors of the Company (the "Committee"). The interpretation and construction by the Committee of the Plan, the calculation by the Committee of payments and any other determinations or calculations made by the Committee hereunder, shall be conclusive, final and binding, except as otherwise provided herein. The Committee may delegate the administration of this Plan and such other aspects of the Plan (which may include any or all of the determinations and calculations required by this Plan) to such officer(s) of the Company as the Committee shall deem appropriate, and no such officer, no member of the Committee, and no member of the Board of Directors of the Company shall be liable to any person for any action, determination or calculation in connection with this Plan made in good faith. Each such officer and member of the Committee or Board of Directors shall be fully protected in taking any action hereunder in reliance in good faith upon the books and records of the Company or upon such information, opinions, reports or statements presented to the Company by any person as to matters such officer or member of the Committee or Board of Directors reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

         3.       CERTAIN DEFINITIONS.

         The following definitions and related rules shall apply for purposes of this Plan.

         "Allocation Factor" means, with respect to a particular Participant, a percentage equal to the quotient of such Participant's Participation Percentage, divided by the sum of the Participation Percentages of all of the Participants at the time of determining such Participant's Allocation Factor. In no event shall the Allocation Factor of a Participant exceed 40 percent.

         "Assumed Non-public Equity Value" means the aggregate Fair Market Value as of the Measurement Date of all outstanding shares of all classes of capital stock of the Company which are not listed for trading on any securities exchange or similar market, including the New York Stock Exchange, American Stock Exchange, NASDAQ or over-the-counter markets.

         "Assumed Publicly Traded Class Market Cap" means the sum of the values calculated in the manner provided for below with respect to each class of capital stock of the Company which is listed for trading on any securities exchange or similar market, including the New York Stock Exchange, American Stock Exchange, NASDAQ or over-the-counter markets. The value referred to above for each such class of capital stock is an amount equal to the product of (i) the Average Share Price for such class as of the Measurement Date multiplied by
(ii) the sum of the total number of shares of
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such class outstanding as of the Measurement Date, plus the number of shares of such class that the Company would be required to issue pursuant to fully vested stock options outstanding as of the Measurement Date that have an exercise price which is less than or equal to the Average Share Price for such class.

         "Average Share Price" means, with respect to any class of capital stock of the Company which is listed for trading on any securities exchange or similar market, including the New York Stock Exchange, American Stock Exchange, NASDAQ or over-the-counter markets, the average of all of the closing prices reported in the Wall Street Journal (absent manifest error) for one share of such class for all of the trading days during the period commencing on the date which is 10 days prior to the Measurement Date and ending on and including the Measurement Date.

         "Cause" means any of the following: (i) any embezzlement or wrongful diversion of funds of the Company or any affiliate of the Company by the Participant; (ii) gross malfeasance by the Participants in the conduct of his duties; (iii) material breach of the Participant's duties under any agreement with the Company; (iv) gross neglect by the Participant in carrying out his duties, and (v) any action which would constitute "cause" under any other agreement between the Participant and the Company or its affiliates.

         "Change of Control" shall mean any of the following events:

                  (i) The Company is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of voting stock of the Company immediately prior to such transaction;

                  (ii) The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of voting stock of the Company immediately prior to such sale or transfer;

                  (iii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing more than 50 percent of the then outstanding voting stock of the Company.

         Notwithstanding the foregoing provisions of clauses (ii) and (iii) above, a "Change of Control" shall not be deemed to have occurred for purposes of this Agreement (i) solely because the

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Company, a subsidiary of the Company, or a Company-sponsored employee stock ownership plan or other employee benefit plan of the Company either files or becomes obligated to file a report under or in response to Schedule 13D,
Schedule 14D-1 or Form 8-K (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of voting stock of the Company, whether in excess of 50% or otherwise, or because the Company reports that a change of control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership or (ii) solely because of a change of control of any subsidiary.

         "Company Liabilities" means the total liabilities of the Company as of the Measurement Date that would be accrued and reflected on a balance sheet of the Company prepared as of such date in accordance with generally accepted accounting principles.

         "Equity Value" means the sum of (i) the Assumed Publicly Traded Class Market Cap as of the Measurement Date, plus (ii) the Assumed Non-public Equity Value as of the Measurement Date.

         "Fair Market Value," means, with respect to any item, the price at which a willing buyer would purchase said item from a willing seller, as determined by the Committee in good faith, in its reasonable discretion.

         "Measurement Date" means the date immediately preceding the date on which a Change in Control occurs.

         "Participants" means the persons designated as Participants in this Plan by the Committee from time to time. The Committee shall identify the Participants by means of a written resolution adopted by the Committee prior to the occurrence of a Change in Control. The Committee may terminate the status of any person as a Participant by providing such person with written notice of such termination, but such termination shall not become effective until one year after the date on which such notice is provided to such person. Notwithstanding the foregoing, if a Participant voluntarily terminates his employment with the Company or its subsidiaries, or if a Participant's employment is terminated by the Company or its subsidiaries for Cause, then such Participant shall cease to be a Participant, and such Participant's Participation Percentage shall be reduced to zero immediately upon such termination. If a Participant dies prior to the termination of such Participant's status as a Participant, the estate of the Participant shall be deemed to be a Participant until the earlier of (i) the first anniversary of such Participant's death, or (ii) the effective date of such Participant's termination pursuant to the second sentence of this paragraph.

         "Participation Percentage" means, with respect to a particular Participant, the Participation Percentage assigned to such Participant by the Committee. The Committee shall assign Participation Percentages to the Participants by means of a written resolution adopted by the Committee at any time prior to the occurrence of a Change in Control. In no event shall the sum of the Participation Percentages of all of the Participants exceed 100 percent, and in no event shall the Participation

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Percentage assigned to any single Participant exceed 40 percent. If a
Participant's status as such is terminated, such Participant's Participation Percentage shall be reduced to zero.

         "Special Incentive Compensation Amount" means, with respect to a particular Participant, a sum of money in United States Dollars equal to the product of the Transaction Value as of the Measurement Date, multiplied by one-one hundredth (.01), multiplied by such Participant's Allocation Factor as of the Measurement Date.

         "Transaction Value" means the sum of the Equity Value as of the Measurement Date, plus the Company Liabilities as of the Measurement Date.

         4.       TERMS AND CONDITIONS.

         (a) PAYMENTS. Simultaneously with the closing of a transaction resulting in a Change of Control, the Company shall pay to each Participant a sum of money equal to the Special Incentive Compensation Amount for such Participant. In addition to the foregoing amount, if applicable, the Company shall also pay to each Participant the amount calculated with respect to each such Participant pursuant to Section 5 below. All payments hereunder shall be subject to withholding of applicable income, employment or similar taxes.

         (b) SPECIAL RULES FOR CONVERTIBLE ITEMS. In the case of any debt instrument of the Company which is convertible into an equity security of the Company or vice versa, for purposes of calculating the Transaction Value, such item will be treated as if converted if such conversion would result in a higher Transaction Value as of the Measurement Date; otherwise, it will be considered in its unconverted form.

         5. GROSS-UP PAYMENT.

         (a) If the payment of the Special Incentive Compensation Amount provided for in Section 4(a) hereof (the "Payment") will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar tax that may hereafter be imposed), the Company shall pay to the Participant in cash an additional amount (the "Gross-Up Payment") such that the net amount retained by the Participant after deduction from the Payment and the Gross-Up Payment of any Excise Tax imposed upon the Payment and any federal, state and local income tax and Excise Tax imposed upon the Gross-Up Payment shall be equal to the original amount of the Payment, prior to deduction of any Excise Tax imposed with respect to the Payment. Nothing in this Plan shall be construed as requiring the Company to include in the Gross-Up Payment any amount relating to any federal income or other taxes on the Payment (other than Excise Taxes) provided for under this Plan, other than federal income or other taxes on any Gross-Up Payment. The Gross-Up Payment shall be paid to the Participant at such time as the Payment is paid to the Participant. For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and
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state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant's residence on the date of termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

         (b) Subject to the provisions of Section 5(f), all determinations required to be made under this Section 5, including whether an Excise Tax is payable by the Participant and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Participant and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Committee in its sole discretion. The Committee shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Participant within 30 calendar days after the date on which the Company pays the Special Incentive Compensation Amount to the Participant. If the Accounting Firm determines that any Excise Tax is payable by the Participant, the Company shall pay the required Gross-Up Payment to the Participant within five business days after receipt of such determination and calculations with respect to any Payment to the Participant. If the Accounting Firm determines that no Excise Tax is payable by the Participant, it shall, at the same time as it makes such determination, furnish the Company and the Participant an opinion that the Participant has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 5(f) and the Participant thereafter is required to make a payment of any Excise Tax, the Participant shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Participant as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of the Participant within five business days after receipt of such determination and calculations.

         (c) The Company and the Participant shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Participant, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 5(b). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Participant.

         (d) The federal, state and local income or other tax returns filed by the Participant shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Participant. The Participant shall make proper payment of the amount of any Excise Payment, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal
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Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Participant's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Participant shall within five business days pay to the Company the amount of such reduction.

         (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 5(b) shall be borne by the Company. If such fees and expenses are initially paid by the Participant, the Company shall reimburse the Participant the full amount of such fees and expenses within five business days after receipt from the Participant of a statement therefor and reasonable evidence of his payment thereof.

         (f) The Participant shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than 10 business days after the Participant actually receives notice of such claim and the Participant shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Participant). The Participant shall not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

                  (i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

                  (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Participant, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this
Section 5(f), the Company shall control all proceedings taken in connection with the contest of any claim
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contemplated by this Section 5(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Participant may participate therein at his own cost and expenses) and may, at its option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Participant on an interest-free basis and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (g) If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 5(f), the Participant receives any refund with respect to such claim, the Participant shall (subject to the Company's complying with the requirements of Section 5(f) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 5(f), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Participant pursuant to this Section 5.

         6.       CERTAIN LIMITATIONS; INTEREST.

         (a) GENERAL LIMITATIONS ON PAYMENT. Notwithstanding anything herein to the contrary, no Payments shall be payable hereunder so long as the payment thereof would (i) result in a breach of, or a default or acceleration of payments under, any agreement (including any loan agreement) to which the Company or any of its subsidiaries is a party, or (ii) cause the Company or any subsidiary to be required to meet more restrictive covenants under the Company's charter or any agreement (including any credit or loan agreement) to which the Company or any of its subsidiaries is a party than the Company or any such subsidiary was required to meet prior to the payment (or accrual for payment) thereof.
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         (b) INTEREST CHARGES. If for any reason the Company is unable to make any payments due under the Plan (a "Deferred Payment"), such Deferred Payment will be carried as an account payable on the books of the Company, will bear interest at eight percent (8%) per annum, compounded quarterly, from the date due until paid, and shall be payable out of the first available cash of the Company.

         7. RIGHTS OF EMPLOYEES. A Participant's participation in this Plan does not create any obligation whatsoever by the Company or any of its subsidiaries to continue such Participant's employment or otherwise affect the Company's right to terminate such Participant's employment at will, with or without cause in the sole discretion of the Company or any of the Company's subsidiaries which is an employer of such Participant; PROVIDED, HOWEVER, that nothing contained in this Section 7 shall be construed to amend or modify in any respect any written employment agreements between the Company and any Participant. No person shall solely as a result of the existence of this Plan or such person's participation herein be entitled to review or have access to the books and records of the Company or any of its subsidiaries. The Company shall provide each Participant with a copy of the Company's financial statements, along with a schedule showing how such Participant's payment hereunder was calculated. Amounts due hereunder shall be in addition to amounts which may be due to an employee by reason of any other agreements between the Participant and the Company.

         8. EFFECTIVE DATE OF PLAN AND TERMINATION. The Plan shall become effective as of January 1, 1999. This Plan shall terminate on December 31, 2008. No payments shall be made hereunder with respect to any Change in Control occurring after such date. In addition, this Plan shall apply only with respect to the first Change in Control occurring after the effective date hereof.

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